                                                                       EXHIBIT 8



                                 ____________, 1996


Texas Bancorporation, Inc.
4101 North Parkway
Odessa, Texas 79762

Norwest Corporation
Sixth and Marquette
Minneapolis, Minnesota 55479-1026

          Re:  Agreement and Plan of Reorganization by and Between Texas
               ---------------------------------------------------------
               Bancorporation, Inc. and Norwest Corporation
               --------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Texas Bancorporation, Inc. ("Bancorp"), a corporation organized and existing under the laws of the State of Texas, in connection with the proposed merger of [Merger Co.], a corporation organized and existing under the laws of the state of _______________ ("Merger Co."), and wholly-owned subsidiary of Norwest Corporation ("Norwest"), with and into Bancorp, with Bancorp as the surviving corporation (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Reorganization by and between Bancorp and Norwest dated as of June 3, 1996 (the "Agreement"). In our capacity as counsel to Bancorp, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON
                            -----------------------

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Agreement;

     (2) the Registration Statement on Form S-4 filed by Norwest with the Securities and Exchange Commission under the Securities Act of 1933, on ______________, 1996, including the Proxy Statement/Prospectus for the special meeting of the stockholders of Bancorp;

     (3)  such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Norwest and Bancorp and through certificates provided by the management of Norwest and the management of Bancorp.

     You have advised us that the proposed transaction will give Norwest a strong presence in markets served by Bancorp and enable the combined organization to realize certain operating efficiencies. To achieve these goals, the following will occur pursuant to the Agreement:

          (1) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Co. shall be merged with and into Bancorp in accordance with the laws of the State of Texas. Bancorp shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of Norwest and shall continue to be governed by the laws of the State of Texas. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the respective Boards of Directors of Norwest, Merger Co. and Bancorp and by the sole stockholder of Merger Co.

          (2) At the Effective Time, by virtue of the Merger, and without any action on the part of Norwest, Bancorp, Merger Co. or the stockholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

               (a) Each share of Norwest Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

               (b) Each share of Merger Co. Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of the Surviving Corporation Common Stock.

               (c) Each share of Bancorp Common Stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing 775,000 by the number of shares of Bancorp Common Stock then outstanding (the "Common Stock Exchange Ratio").


          (3) In the event Norwest changes the number of shares of Norwest Common Stock, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted.

          (4) Notwithstanding any other provision of the Agreement, each holder of shares of Bancorp Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Norwest Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Norwest Common Stock multiplied by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of the Agreement.

          (5) Any holder of shares of Bancorp Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Texas Business Corporation Act (the "TBCA") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the TBCA and surrendered to Norwest the certificate or certificates representing the shares for which payment is being made.

     We have also assumed that the following statements are true on the date hereof and will be true on the date on which the Merger is consummated:

          (1) The fair market value of the Norwest Common Stock and cash, if any, received by each stockholder of Bancorp will, in each instance, be approximately equal to the fair market value of the Bancorp Common Stock surrendered in exchange therefor.

          (2) There is no plan or intention by any of the stockholders of Bancorp who own one percent (1%) or more of the outstanding Bancorp Common Stock, and to the best of the knowledge of the management of Bancorp, there is no plan or intention on the part of the remaining stockholders of Bancorp to sell, exchange, or otherwise dispose of a number of shares of Norwest Common Stock received in the Merger that would reduce the Bancorp stockholders' ownership of Norwest Common Stock to a number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Bancorp immediately prior to the Merger. For purposes of this assumption, shares of Bancorp Common Stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Norwest Common Stock will be treated as outstanding Bancorp Common Stock on the date of the Merger. Moreover, shares of Bancorp Common Stock held by Bancorp stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

          (3) Following the Merger, Bancorp will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of Merger Co.'s net assets and at least seventy percent (70%) of the fair market value of Merger Co.'s gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by Bancorp or Merger Co. to dissenters, amounts paid by Bancorp or Merger Co. to stockholders who receive cash or other property, amounts used by Bancorp or Merger Co. to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Bancorp will be included as assets of Bancorp or Merger Co., respectively, immediately prior to the Merger. Also for purposes of this assumption, assets disposed of in contemplation of the Merger will be considered as assets held by Bancorp immediately prior to the Merger.

          (4) Prior to the Merger, Norwest will be in control of Merger Co. For purposes of this assumption and those set forth below in paragraphs (5), (7),
(12), and (13), "control" means ownership of eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of all other classes of stock.

          (5) Bancorp has no plan or intention to issue additional shares of its stock that would result in Norwest losing control of Bancorp.

          (6) Norwest has no plan or intention to reacquire any of its Common Stock issued in the Merger.

          (7) Norwest will not liquidate Bancorp; merge Bancorp with or into another corporation; sell or otherwise dispose of the stock of Bancorp except for transfers of stock to corporations controlled by Norwest; or cause Bancorp to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Co., except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Norwest.

          (8) Merger Co. will have no liabilities assumed by Bancorp, and will not transfer to Bancorp any assets subject to liabilities, in the Merger.

          (9) Following the Merger, Bancorp will continue its historic business or use a significant portion of its historic business assets in a business.

          (10) Norwest, Merger Co., Bancorp, and the stockholders of Bancorp will pay their respective expenses, if any, incurred in connection with the Merger.

          (11) There is no intercorporate indebtedness existing between Norwest and Bancorp or between Merger Co. and Bancorp that was issued, acquired, or will be settled at a discount.

          (12) Pursuant to the Merger, shares of Bancorp Common Stock representing control of Bancorp will be exchanged solely for voting Common Stock of Norwest. For purposes of this assumption, shares of Bancorp Common Stock exchanged for cash or other property originating with Norwest will be treated as outstanding Bancorp Common Stock on the date of the Agreement.

          (13) At the time of the Merger, Bancorp will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Bancorp that, if exercised or converted, would affect Norwest's acquisition or retention of control of Bancorp.

          (14) Norwest does not own, nor has it owned during the past five years, any shares of the stock of Bancorp.

          (15) None of Norwest, Merger Co. nor Bancorp is an "investment company." For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

          (16) On the date of the Merger, the fair market value of the assets of Bancorp will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

          (17) Bancorp is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

          (18) The payment of cash to Bancorp stockholders in lieu of fractional shares of Norwest Common Stock is solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid to Bancorp stockholders in lieu of fractional shares of Norwest Common Stock will not exceed one percent (1%) of the total consideration issued in the Merger to the stockholders of Bancorp in exchange for their shares of Bancorp Common Stock. The fractional share interest of each Bancorp stockholder will be aggregated, and no stockholder of Bancorp will receive cash in an amount equal to or greater than the value of one full share of Norwest Common Stock.

          (19) None of the compensation received by any stockholder-employees of Bancorp will be separate consideration for, or allocable to, any of their shares of Bancorp Common Stock. None of the shares of Norwest Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a Bancorp stockholder-employee who continues as an employee of Norwest subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

          (20) The Agreement represents the entire understanding of Norwest, Bancorp, and Merger Co. with respect to the Merger.

                                   OPINIONS
                                   --------

          Based solely on the information submitted and the representations set forth above, we are of the opinion that:

          (1) Provided the proposed merger of Merger Co. with and into Bancorp qualifies as a statutory merger under the Texas Business Corporation Act, and since (a) after the proposed transaction, Bancorp will hold substantially all of its assets and substantially all of the assets of Merger Co. and (b) in the transaction, the Bancorp stockholders will exchange an amount of stock constituting control of Bancorp solely for Norwest Common Stock, the proposed merger will constitute a reorganization within the meaning of section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that Norwest Common Stock is used in the transaction (section 368(a)(2)(E)). For purposes of this opinion, "substantially all" means at least 90 percent (90%) of the fair market value of the net assets and at least 70 percent (70%) of the fair market value of the gross assets of Bancorp held immediately prior to the proposed transaction. Norwest, Merger Co., and Bancorp will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

          (2) No gain or loss will be recognized by Norwest upon the receipt of Bancorp Common Stock solely in exchange for Merger Co. Common Stock.

          (3) No gain or loss will be recognized by Merger Co. on the transfer of its assets to Bancorp solely in exchange for shares of Bancorp Common Stock.

          (4) No gain or loss will be recognized by Bancorp upon the receipt of the assets of Merger Co. in exchange for shares of Bancorp Common Stock.

          (5) The stockholders of Bancorp will recognize no gain or loss upon the receipt of Norwest Common Stock solely in exchange for their Bancorp Common Stock.

          (6) The basis of the Norwest Common Stock received by the Bancorp stockholders in the proposed transaction will, in each instance, be the same as the basis of the Bancorp Common Stock surrendered in exchange therefor.

          (7) The holding period of the Norwest Common Stock received by the Bancorp stockholders will, in each instance, include the period during which the Bancorp Common Stock surrendered in exchange therefor was held, provided that the Bancorp Common Stock was held as a capital asset on the date of the exchange.

          (8) The payment of cash to Bancorp stockholders in lieu of fractional share interests of Norwest Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Norwest. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

          The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed are true on the date the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger, including, but not limited to, the tax consequences of the recognition of deferred intercompany transactions and adjustments necessary by reason of a change in accounting method.

          This opinion is being provided solely for the use of Texas Bancorporation, Inc., Norwest Corporation, and the stockholders of Texas Bancorporation, Inc.

          We hereby consent to the use of this opinion and to the references made to the firm under the captions "Summary -- The Merger -- Certain Federal Income Tax Consequences", "The Merger -- Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Norwest.

                                   Very truly yours,

                                   THOMPSON & KNIGHT,
                                   a Professional Corporation


                                   By:____________________________
                                     J. Y. Robb III
                                     Attorney